Filed Pursuant to Rule 433

File No. 333-201074

FINAL TERM SHEET

Dated October 11, 2017

WAL-MART STORES, INC.

$300,000,000 Floating Rate Notes Due 2019

$1,200,000,000 1.750% Notes Due 2019

$1,250,000,000 1.900% Notes Due 2020

$1,250,000,000 2.350% Notes Due 2022

$1,000,000,000 2.650% Notes Due 2024

$1,000,000,000 3.625% Notes Due 2047

Name of Issuer:	Wal-Mart Stores, Inc. (“Walmart”)

Title of Securities:	Floating Rate Notes Due 2019 (“2019 FRN Notes”)
1.750% Notes Due 2019 (“2019 Fixed Rate Notes”)
1.900% Notes Due 2020 (“2020 Notes”)
2.350% Notes Due 2022 (“2022 Notes”)
2.650% Notes Due 2024 (“2024 Notes”)
3.625% Notes Due 2047 (“2047 Notes”
and, collectively, the “Notes”)

Aggregate Principal Amount:	$300,000,000 (2019 FRN Notes)
$1,200,000,000 (2019 Fixed Rate Notes)
$1,250,000,000 (2020 Notes)
$1,250,000,000 (2022 Notes)
$1,000,000,000 (2024 Notes)
$1,000,000,000 (2047 Notes)

Issue Price (Price to Public):	100.000% of principal amount (2019 FRN Notes)
99.998% of principal amount (2019 Fixed Rate Notes)
99.855% of principal amount (2020 Notes)
99.992% of principal amount (2022 Notes)
99.971% of principal amount (2024 Notes)
99.848% of principal amount (2047 Notes)

Maturity:	October 9, 2019 (2019 FRN Notes)
October 9, 2019 (2019 Fixed Rate Notes)
December 15, 2020 (2020 Notes)
December 15, 2022 (2022 Notes)
December 15, 2024 (2024 Notes)
December 15, 2047 (2047 Notes)

Coupon (Interest Rate):	3 Month LIBOR (Reuters LIBOR01) minus 3 basis points
(2019 FRN Notes)
1.750% (2019 Fixed Rate Notes)
1.900% (2020 Notes)
2.350% (2022 Notes)
2.650% (2024 Notes)
3.625% (2047 Notes)

Benchmark Treasury:	N/A (2019 FRN Notes)
1.375% due September 30, 2019 (2019 Fixed Rate Notes)
1.375% due September 15, 2020 (2020 Notes)
1.875% due September 30, 2022 (2022 Notes)
2.125% due September 30, 2024 (2024 Notes)
3.000% due May 15, 2047 (2047 Notes)

Spread to Benchmark Treasury:	N/A (2019 FRN Notes)
+23 basis points (2019 Fixed Rate Notes)
+30 basis points (2020 Notes)
+40 basis points (2022 Notes)
+48 basis points (2024 Notes)
+75 basis points (2047 Notes)

Benchmark Treasury Price and Yield:	N/A (2019 FRN Notes)
99-23; 1.521% (2019 Fixed Rate Notes)
99-07 1⁄4; 1.647% (2020 Notes)
99-20+; 1.951% (2022 Notes)
99-22; 2.174% (2024 Notes)
102-10; 2.883% (2047 Notes)

Yield to Maturity:	N/A (2019 FRN Notes)
1.751% (2019 Fixed Rate Notes)
1.947% (2020 Notes)
2.351% (2022 Notes)
2.654% (2024 Notes)
3.633% (2047 Notes)

Interest Payment Dates:	Interest will accrue from October 20, 2017.

Interest on the 2019 FRN Notes will be payable on January 9, April 9, July 9 and October 9 of each year, beginning on January 9, 2018.

Interest on the 2019 Fixed Rate Notes will be payable on April 9 and October 9 of each year, beginning on April 9, 2018.

Interest on the 2020 Notes will be payable on June 15 and December 15 of each year, beginning on June 15, 2018.

Interest on the 2022 Notes will be payable on June 15 and December 15 of each year, beginning on June 15, 2018.

Interest on the 2024 Notes will be payable on June 15 and December 15 of each year, beginning on June 15, 2018.

Interest on the 2047 Notes will be payable on June 15 and December 15 of each year, beginning on June 15, 2018.

Interest Payment Record Dates:	In the case of the 2019 FRN Notes, March 26, June 26, September 26 and December 26 of each year.

In the case of the 2019 Fixed Rate Notes, March 26 and September 26 of each year.

In the case of the 2020 Notes, June 1 and December 1 of each year.

In the case of the 2022 Notes, June 1 and December 1 of each year.

In the case of the 2024 Notes, June 1 and December 1 of each year.

In the case of the 2047 Notes, June 1 and December 1 of each year.

Interest Determination Dates:	Quarterly, on the second London business day prior to each Interest Payment Date, except that the initial Interest Determination Date will be October 18, 2017 (2019 FRN Notes)

N/A (2019 Fixed Rate Notes)
N/A (2020 Notes)
N/A (2022 Notes)
N/A (2024 Notes)
N/A (2047 Notes)

Day Count Convention:	Actual/360 (2019 FRN Notes)
30/360 (2019 Fixed Rate Notes)
30/360 (2020 Notes)
30/360 (2022 Notes)
30/360 (2024 Notes)
30/360 (2047 Notes)

Redemption Provisions:	There are no redemption provisions applicable to the 2019 FRN Notes.

Walmart may redeem the 2019 Fixed Rate Notes at any time prior to the maturity date of the 2019 Fixed Rate Notes, the 2020 Notes at any time prior to the maturity date of the 2020 Notes, the 2022 Notes at any time prior to November 15, 2022, the 2024 Notes at any time prior to October 15, 2024, and the 2047 Notes at any time prior to June 15, 2047, in each case, at Walmart’s option, as a whole or in part, at a redemption price equal to the greater of:

• 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date, and

• the sum of the present values of the Remaining Scheduled Payments, plus any accrued and unpaid interest to, but excluding, the redemption date.

In determining the present value of the Remaining Scheduled Payments, Walmart will discount such payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Applicable Treasury Rate plus, in the case of the 2019 Fixed Rate Notes, 5 basis points, in the case of the 2020 Notes, 5 basis points, in the case of the 2022 Notes, 10 basis points, in the case of the 2024 Notes, 10 basis points and, in the case of the 2047 Notes, 15 basis points.

The term “Applicable Treasury Rate” means with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue. In determining this rate, Walmart will assume a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The term “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing a new issue of corporate debt securities of comparable maturity to the remaining term of such Notes.

The term “Independent Investment Banker” means each of Barclays Capital Inc., Citigroup Global Markets Inc., and Morgan Stanley & Co. LLC and their respective successors as may be appointed from time to time by Walmart; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer (a “Primary Treasury Dealer”), Walmart shall substitute therefor another Primary Treasury Dealer.

The term “Comparable Treasury Price” means, with respect to any redemption date, the arithmetic average, as determined by the Independent Investment Banker, of the Reference Treasury Dealer Quotations for such redemption date.

The term “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer by 5:00 p.m., New York City time, on the third business day preceding such redemption date.

The term “Reference Treasury Dealer” means each of Barclays Capital Inc., Citigroup Global Markets Inc., and Morgan Stanley & Co. LLC and their respective successors; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, Walmart shall substitute therefor another Primary Treasury Dealer for such firm.

The term “Remaining Scheduled Payments” means, with respect to any 2019 Fixed Rate Note, 2020 Note, 2022 Note, 2024 Note and 2047 Note, the remaining scheduled payments of the principal thereof to be redeemed and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such Note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

The 2022 Notes will also be redeemable, as a whole or in part, at the option of the Company at any time on or after November 15, 2022, at a redemption price equal to 100% of the principal amount of the 2022 Notes being redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date.

The 2024 Notes will also be redeemable, as a whole or in part, at the option of the Company at any time on or after October 15, 2024, at a redemption price equal to 100% of the principal amount of the 2024 Notes being redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date.

The 2047 Notes will also be redeemable, as a whole or in part, at the option of the Company at any time on or after June 15, 2047, at a redemption price equal to 100% of the principal amount of the 2047 Notes being redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date.

Any notice of redemption must be mailed to each registered holder of the 2019 Fixed Rate Notes, the 2020 Notes, the 2022 Notes, the 2024 Notes or the 2047 Notes being redeemed at least 30 days but not more than 60 days prior to the redemption date.

Sinking Fund Provisions:	None

Payment of Additional Amounts:	Not applicable

Legal Format:	SEC registered

Net Proceeds to Walmart (after underwriting discounts and commissions and before offering expenses):	$299,400,000 (2019 FRN Notes)
$1,197,576,000 (2019 Fixed Rate Notes)
$1,245,062,500 (2020 Notes)
$1,245,525,000 (2022 Notes)
$995,710,000 (2024 Notes)
$989,730,000 (2047 Notes)

Settlement Date:	T+7; October 20, 2017

Joint Book-Running Managers:	Barclays Capital Inc.
Citigroup Global Markets Inc.
Morgan Stanley & Co. LLC
HSBC Securities (USA) Inc.
J.P. Morgan Securities LLC
Mizuho Securities USA LLC

Selling Restrictions:	European Economic Area, United Kingdom, Canada, Hong Kong, Japan and Singapore

CUSIP:	931142 DX8 (2019 FRN Notes)
931142 DY6 (2019 Fixed Rate Notes)
931142 EA7 (2020 Notes)
931142 DU4 (2022 Notes)
931142 DV2 (2024 Notes)
931142 DW0 (2047 Notes)

ISIN:	US931142DX86 (2019 FRN Notes)
US931142DY69 (2019 Fixed Rate Notes)
US931142EA74 (2020 Notes)
US931142DU48 (2022 Notes)
US931142DV21 (2024 Notes)
US931142DW04 (2047 Notes)

Ratings:

Ratings for Walmart’s long-term debt securities: S&P, AA; Moody’s, Aa2; and Fitch, AA. Walmart will apply for specific ratings for the 2019 FRN Notes, the 2019 Fixed Rate Notes, the 2020 Notes, the 2022 Notes, the 2024 Notes and the 2047 Notes from S&P, Moody’s and Fitch and expects that the ratings for the Notes will be the same as for Walmart’s other long-term debt securities by such rating agencies.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

The offer and sale of the Notes to which this final term sheet relates have been registered by Wal-Mart Stores, Inc. by means of a registration statement on Form S-3 (SEC File No. 333-201074).

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering in the United States to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering in the United States. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or Morgan Stanley & Co. LLC toll-free at 866-718-1649.